EXHIBIT 10.143

            COLLATERAL SUBSTITUTION AGREEMENT DATED DECEMBER 29, 1995
                      BETWEEN THE REGISTRANT AND NG MAN SUN

                        COLLATERAL SUBSTITUTION AGREEMENT


     This Collateral Substitution Agreement (the "Agreement") is made this 29th day of December 1995, by and between Nona Morelli's II Inc, a Colorado corporation ("Nona") and Silver Faith Holdings Limited, a corporation organized under the laws of Hong Kong ("Silver Faith").

     WHEREAS, on May 1, 1995, Nona and Dragon Sight International Amusement (Macau) Company ("Dragon") entered into an Asset Purchase Agreement (the "Purchase Agreement") pursuant to which Nona purchased from Dragon a Net Profits Interest (as defined in the Purchase Agreement); and,

     WHEREAS, a closing of the Asset Purchase Agreement occurred on May 23, 1995; and,

     WHEREAS, the consideration delivered to Dragon in the purchase of the Net Profits Interest consisted of, among other things, a promissory note in the principal amount of US$3,000,000 (the "Note") and a security agreement of the same date ("Security Agreement") conveying to Dragon a security interest in certain securities owned by Nona consisting of 250,000 shares of Series B Preferred Stock of NuOasis Gaming Inc. (the "NuOasis Shares" or "Original Collateral"); and,

     WHEREAS, Silver Faith owns or has the right to acquire the Note, Security Agreement and Original Collateral; and,

     WHEREAS, Nona and Silver Faith have agreed to a substitution of certain other assets of Nona for the NuOasis Shares as collateral for the Note and the Security Agreement.

     NOW, THEREFORE, in consideration of and in reliance on the mutual promises and representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Silver Faith and Nona agree as follows:

          1.        Pledge of Substitute Collateral

          In consideration for the release of the NuOasis Shares as the Original Collateral, as provided for herein, Nona hereby pledges and grants to Silver Faith a security interest in (a) 10,000 shares of no par value common stock of Fantastic FoodsInternational Inc., a California corporation ("Fantastic Shares"), (b) 6,000,000 New Class D Warrants to Purchase Common Stock of NuOasis Gaming Inc., a Delaware corporation (the "NuOasis New Class D Warrants"), and
(c) One Million (1,000,000) shares of capital stock of Cleopatra Palace Limited, a corporation organized under the laws of Ireland ("Cleopatra Shares"). Collectively, the Fantastic Shares, the NuOasis New Class D Warrants and the Cleopatra Shares are referred to herein as the "New Collateral", and are valued, for the purpose of this Agreement, at US$3,000,000 as allocated in Exhibit "A" attached hereto.

          2.        Release of Original Collateral

          Inconsideration for Nona's assignment and transfer of the New Collateral, Silver Faith hereby releases any and all claims which it may have to the NuOasis Shares pursuant to the Note or Security Agreement, or otherwise, and agrees to convey and deliver to Nona, to have and to hold forever, all of Silver Faith's security interest in the NuOasis Shares, and any claims of Silver Faith related to the NuOasis Shares. And, Silver Faith warrants that it has the power and authority, and does hereby agree to transfer same to Nona at Closing, free and clear of all liens and encumbrances.

                                                         [NM\AGR:SFHCOLAT.AGR]-4

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          3.        No Prior Encumbrances or Assignment

          Silver Faith represents and covenants that it has not assigned, pledged or otherwise in any manner whatsoever conveyed or transferred to any third party the NuOasis Shares, or any security interest therein, either by instrument in writing or otherwise.

          4.        Transfer of New Collateral by Nona

          Nona agrees to transfer to Silver Faith, or its designee(s), the New Collateral pursuant to the following terms and conditions:

                    A) Assignment. Nona will deliver certificates and other appropriate documents evidencing Nona's title to the respective securities comprising the New Collateral, together with properly signed and guaranteed stock powers, if applicable. Such assignment shall be made on an assignment separate from such certificates at Closing.

                    B) Authority to Transfer. Nona represents and warrants that it has full legal power, right and authority to enter into this Agreement and to convey the New Collateral, as provided herein, free and clear of encumbrances, and that duly authorized corporate action, if appropriate, has or will be taken by Nona prior to the date of Closing.

          5.        Effective Date and Closing

          It is mutually understood and agreed that this Agreement may require the consent and execution of third parties, and, as a result, effecting the exchange of the Original Collateral for the New Collateral ("Closing") may take up to 60 days from the date hereof. Notwithstanding the actual date of Closing, the effective date of this Agreement shall be the date first written above ("Effective Date").

                                                         [NM\AGR:SFHCOLAT.AGR]-4

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          6.        No Detrimental Releases

          Silver Faith and Nona expressly acknowledge and agree that before executing this Agreement, each party hereto has been fully informed of the terms, contents, conditions and effects of this Agreement; that in executing this Agreement and negotiating the terms thereof, each has had the benefit of the advise of attorneys of its own choosing; and, that no promise or representation of any kind has been made to any party by another party hereto, or anyone acting for them, except as it expressly stated in this Agreement.

          7.        Miscellaneous

                    A. Survival of Representations and Warranties. All representations, warranties, and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for three (3) years from the Closing Date. Silver Faith and Nona are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, and covenants and agreements contained in this Agreement orat the Closing of the transactions herein provided for including any investigation upon which it might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

                    B. Costs and Expenses. Each party shall bear its share of all costs and expenses incurred in this proposed exchange and transfer.

                    C. Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

                    D. Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

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                    E.        Notices.  All  notices  and  other  communications
                              hereunder shall either be in writing and shall be deemed to have been given if delivered in person, sent by overnight delivery service or sent by facsimile transmission, to the parties hereto, or
                              their   designees,    as   follows:

                              To Silver Faith:

                              Silver  Faith  Holdings  Limited  Room 3078,
                              Diamond  Square 3/F Shun Tak Centre
                              200 Connaught Road, Central, Hong Kong
                              Telephone:     011-852-2-559-8859
                              Facsimile:     011-852-2-540-5020


                              To Nona:

                              Nona Morelli's II Inc.
                              2 Park Plaza, Suite 470
                              Irvine, California 92714
                              Telephone:(714) 553-3232
                              Facsimile:(714) 833-7854

                    F. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                    G. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    H. Governing Law. Notwithstanding that this Agreement was negotiated and is being contracted for in Macau and any conflict-of-law provision to the contrary, the Agreement shall be governed by the laws of the United States, State of California.

                    I. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

                    J. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

                    K. Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

                    L. Amendment. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

                    M. Facsimile Counterparts. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                    N. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

                                                         [NM\AGR:SFHCOLAT.AGR]-4

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     IN WITNESS  WHEREOF,  the parties have executed this  Agreement the day and year first above written.

                                   "Nona"
                                   NONA MORELLI'S II INC.
                                   a Colorado corporation



                                      /s/    Fred G. Luke
                                   By:----------------------------------------
                                      Name:  Fred G. Luke
                                      Title: Chief Executive Officer

                                   SILVER FAITH HOLDINGS LIMITED
                                   a Hong Kong corporation



                                   By:-----------------------------------------
                                      Name:
                                      Title:

                                                         [NM\AGR:SFHCOLAT.AGR]-4

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                                   EXHIBIT "A"

                                     to the
                        Collateral Substitution Agreement
                             dated December 29, 1995



                                 NEW COLLATERAL



          - Ten Thousand (10,000) shares of common stock of Fantastic Foods International Inc., a California corporation, Certificate No. 1, issued June 29, 1993 (the "Fantastic Shares") valued at US$1,250,000

          - Six Million (6,000,000) New Class D Warrants to Purchase Common Stock of NuOasis Gaming Inc., a Delaware corporation, Certificate No. (the "NuOasis New Class D Warrants"), valued at US$250,000.

          - One Million (1,000,000) shares of capital stock of Cleopatra Palace Limited, a corporation organized under the laws of Ireland, Certificate No. (the "Cleopatra Shares") valued at US$1,500,000.

                                                         [NM\AGR:SFHCOLAT.AGR]-4

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